Exhibit (d)(1)

TENDER OFFER AGREEMENT

THIS TENDER OFFER AGREEMENT (this “Agreement”) is made as of June 23, 2017 (the “Effective Date”), by and between Tropicana Entertainment Inc., a Delaware corporation (the “Company”), and Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises”).  The Company and Icahn Enterprises are at times referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Icahn Enterprises is currently the beneficial owner of approximately 72.5% of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, the Company and Icahn Enterprises intend to commence a tender offer (the “Tender Offer”) pursuant to an Offer to Purchase and related Letter of Transmittal and other documentation (together with the Schedule TO (as defined below), as such documentation may be amended and supplemented, the “Offer Documents”), to purchase up to a maximum of 5,580,000 shares of Common Stock in the aggregate, at a price of between $38.00 and $45.00 per share of Common Stock, in cash, on the terms and subject to the conditions to be set forth in the Offer Documents;

WHEREAS, the offerors in the Tender Offer will be the Company and Icahn Enterprises;

WHEREAS, the Tender Offer will be structured such that, first, the Company will purchase 800,000 shares of Common Stock, and second, Icahn Enterprises will purchase shares of Common Stock up to a maximum of 4,780,000 shares, all upon the terms and subject to the conditions of the Tender Offer as set forth in the Offer Documents, including a minimum tender condition; and

WHEREAS, the Company and Icahn Enterprises have agreed to commence the Tender Offer pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                      TENDER OFFER

1.1.                            Commencement of Tender Offer. Subject to the terms and conditions of this Agreement, the Company and Icahn Enterprises shall commence the Tender Offer as soon as reasonably practicable on or after the date hereof.

1.2.                            Conduct of Tender Offer. The obligations of the Company and Icahn Enterprises to accept for payment and pay for shares of Common Stock tendered pursuant to the Tender Offer shall be subject to the terms and conditions set forth in the Offer Documents, and such obligations shall be several, not joint, obligations of each of the Company and Icahn Enterprises. Neither Party may effect any amendment, extension, termination, waiver or other change to the terms and conditions of the Tender Offer, or announce that it is taking any such action, without the prior written consent of the other Party.

1.3.                            SEC Filings. As soon as reasonably practicable on or after the date hereof, the Company and Icahn Enterprises shall file with the United States Securities and Exchange Commission (the “SEC”) a joint Tender Offer Statement on Schedule TO (together with all amendments thereto, the “Schedule TO”), and shall commence the Tender Offer on the date of such filing. Each of the Company and Icahn Enterprises agrees that their respective portions of the Schedule TO and the other Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Icahn Enterprises with respect to written information supplied by the Company specifically for inclusion in the Offer Documents (or any document incorporated by reference in the Offer Documents) and no representation is made by the Company with respect to written information supplied by Icahn Enterprises or any of its Affiliates (other than the Company) specifically for inclusion in the Offer Documents (or any document incorporated by reference in the Offer Documents). Each of the Company and Icahn Enterprises further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Company and Icahn Enterprises agrees promptly to correct or supplement any information provided by it for use in the Schedule TO and in the other Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and each of the Company and Icahn Enterprises further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Company and Icahn Enterprises and their respective counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. In addition, each Party agrees to provide the other Party and its respective counsel with any comments or other communications that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer or the Offer Documents promptly after the receipt of such comments or other communications.

2.                                      EXPENSES

The Parties shall bear (or reimburse each other, as the case may be) all expenses (including but not limited to SEC filing fees, and expenses and fees of financial printers, information agents and depositaries), pro rata in proportion to the amount of Common Stock purchased by each Party; provided, however, that in the event that the Tender Offer is terminated, such expenses shall be borne equally by the parties. Notwithstanding the foregoing, each of the Company and Icahn Enterprises shall bear its own legal and accounting fees and expenses incurred in connection with this Agreement and the Tender Offer.

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3.                                      INDEMNIFICATION

3.1.                            Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless Icahn Enterprises and its Affiliates (other than the Company) and each Person, if any, who controls (within the meaning of the Securities Act, as defined below) Icahn Enterprises or any of its Affiliates against any Losses to which any of the foregoing Persons may become subject, under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein; (ii) the omission or alleged omission to state therein a material fact (other than any fact pertaining to Icahn Enterprises or any of its Affiliates (other than the Company)) required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to Icahn Enterprises and its Affiliates (other than the Company) and each Person, if any, who controls Icahn Enterprises (or any of its Affiliates) within the meaning of the Securities Act any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable in any such case for any such Losses to the extent that they arise out of or are based upon a violation that occurs in reliance upon and in conformity with written information furnished by or on behalf of Icahn Enterprises or any of its Affiliates (other than the Company) expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by Icahn Enterprises or its Affiliates (other than the Company) with the SEC).

3.2.                            Icahn Enterprises Indemnification. To the extent permitted by law, Icahn Enterprises will indemnify and hold harmless the Company and its Affiliates (other than Icahn Enterprises) against any Losses to which any of the foregoing Persons may become subject:

(a)                                 under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein that occurs in reliance upon and in conformity with written information furnished by Icahn Enterprises or any of its Affiliates (other than the Company) expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by Icahn Enterprises or its Affiliates (other than the Company) with the SEC); (ii) the omission or alleged omission to state therein a material fact pertaining to Icahn Enterprises or any of its Affiliates (other than the Company) required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Icahn Enterprises of the Securities Act, the Exchange Act, any state securities law or

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any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Icahn Enterprises will pay to the Company and its Affiliates (other than Icahn Enterprises) any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; or

(b)                                 arising from or relating to the Company being an offeror in the Tender Offer with respect to any liability to purchase any Shares in excess of the Company Share Amount (the “Company Share Indemnity”).

3.3.                            Indemnification Notice. Promptly after receipt by any Person entitled to seek indemnification pursuant to Sections 3.1 or 3.2 (an “Indemnified Party”) of notice of the commencement of any action (including any governmental action), such Indemnified Party shall, if a claim in respect thereof is to be made against any party hereto required to provide indemnification pursuant to Sections 3.1 or 3.2 (an “Indemnifying Party”), deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 3, but the omission to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 3.

3.4.                            Contribution. If the indemnification provided for in this Section 3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by an Indemnified Party as a result of the Losses or action in respect thereof, referred to above in this Section 3.4 shall be deemed to include, for purposes of this Section 3.4, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding anything herein to the contrary, this Section 3.4 shall not be applicable to the Company Share Indemnity.

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3.5.                            Survival. The obligations of the Company and Icahn Enterprises under this Section 3 shall survive the completion of the Tender Offer.

4.                                      COVENANTS

4.1.                            Tax Allocation Agreement.  If, as a result of the consummation of the Tender Offer, the Company becomes part of an affiliated group (as defined in the Code), of which American Entertainment Properties Corp. is the common parent, the Company and American Entertainment Properties Corp. shall enter into a Tax Allocation Agreement substantially in the form attached hereto as Exhibit A.

4.2.                            Public Company Matters.  Upon the consummation of the Tender Offer, unless otherwise consented to by the Special Committee, for so long as (i) Icahn Enterprises or any of its Affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the Common Stock, and (ii) any shares of Common Stock are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a Person other than Icahn Enterprises or any of its Affiliates, then Icahn Enterprises shall not, and shall take all actions necessary to cause the Icahn Controlled Affiliates not to, take any action, directly or indirectly, to cause:

(a)                                 the Common Stock to cease to be quoted on the OTCQB tier of the OTC Markets Group, unless in connection with causing the Common Stock to be quoted on the OTCQX tier of the OTC Markets Group, or to be listed on any tier of the New York Stock Exchange or the NASDAQ Stock Market, or any other similar national or international securities exchange;

(b)                                 the Common Stock to be deregistered under Section 12 of the Exchange Act;

(c)                                  the Company to cease filing reports with the SEC required by Sections 13 and/or 15(d) of the Exchange Act, even if the Company may not be subject to the reporting requirements of Sections 13 and/or 15(d) of the Exchange Act; provided, however, that notwithstanding the foregoing, in the event the Company ceases to file reports with the SEC required by Sections 13 and/or 15(d) of the Exchange Act, Icahn Enterprises agrees to cause the Company to make publically available the information concerning the Company specified in Rule 144(c)(2) under the Securities Act;

(d)                                 the Company to cease to maintain an audit committee (i) comprising at least two directors, each of whom is not Affiliated with Icahn Enterprises and is otherwise “independent” within the meaning of Rule 10A-3 under the Exchange Act and Rule 5605(a)(2) of the NASDAQ listing rules (assuming for such purpose that such NASDAQ listing rules apply to the Company), and (ii) the composition and authority of which complies with any state gaming laws or regulations applicable to the Company (such a committee, the “Audit Committee”).

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4.3.                            IEP MATTERS.

(a)                                 Upon the consummation of the Tender Offer, for a period of two years from August 2, 2017, Icahn Enterprises shall not, and shall take all actions necessary to cause the Icahn Controlled Affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of the Common Stock.

(b)                                 Upon the consummation of the Tender Offer, other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of Common Stock by the Company that is approved by the Special Committee, for so long as Icahn Enterprises or any of its Affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the Common Stock, then Icahn Enterprises shall not, and shall take all actions necessary to cause the Icahn Controlled Affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) the Special Committee and (ii) an informed vote of the holders of a majority of the shares of Common Stock held by stockholders who are not affiliated with Icahn Enterprises or its Affiliates.

(c)                                  Upon the consummation of the Tender Offer, for a period of two years from August 2, 2017, Icahn Enterprises shall not, and shall take all actions necessary to cause the Icahn Controlled Affiliates not to, transfer, sell, convey, or otherwise dispose of the shares of Common Stock beneficially owned by Icahn Enterprises or its Affiliates, by merger, sale of equity, operation of law or otherwise (a “Transfer”), if as a result of such Transfer, Icahn Enterprises would beneficially own less than 50.0% of the outstanding shares of the Common Stock, other than in connection with a transaction for the sale of all outstanding shares of Common Stock, a transaction involving the merger of Tropicana or as otherwise consented to by the Special Committee.

5.                                      ERISA MATTERS

5.1.                            Certain Definitions. As used in this Section 5, the terms “Administrative Agent”, “Affiliate Transaction”, “Assets”, “ERISA Affiliate”, “ERISA Event”, “Event of Default”, “Financial Officer”, “Guarantee”, “Guarantors”, “Indebtedness”, “Investment”, “Lender”, “Lien”, “Material Adverse Effect”, “Multiemployer Plan”, “PBGC”, “Pension Act”, “Plan”, “Responsible Officer”, “Restricted Payment”, “Restricted Subsidiaries”, and “Withdrawal Liability”  shall have the meanings given such terms in the Credit Agreement.

5.2.                            ERISA Indemnification. Icahn Enterprises shall indemnify the Company and all of the Company’s direct and indirect subsidiaries that are eligible to be included in a consolidated return with the Company (such subsidiaries, collectively with the Company, the “Tropicana Group”) for any and all liability imposed upon any member of the Tropicana Group pursuant to ERISA resulting from any member of the Tropicana Group being considered a member of a controlled group within the meaning of ERISA § 4001(a)(14) of which Icahn Enterprises is a member (the “Controlled Group”), except with respect to liability in respect of any employee benefit plan, as defined by ERISA § 3(3), maintained by any member of the Tropicana Group or any other Person in which the Company has any direct or indirect investment constituting a 5% or greater interest in such Person.  Icahn Enterprises hereby represents that, except as disclosed on Exhibit B to this Agreement, to the best of its knowledge,

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there are no material unfunded liabilities with respect to any Plan maintained by any member of the controlled group within the meaning of ERISA § 4001(a)(14) of which Icahn Enterprises is a member, other than with respect to Plans maintained by members of the Tropicana Group.

5.3.                            Cooperation.  Icahn Enterprises:

(a)                                 shall not, and shall not permit any of the Other ERISA Affiliates to, establish, sponsor, maintain or contribute to any Plan that would result in any obligation or liability that would result in, or could reasonably be expected to result in, a Material Adverse Effect;

(b)                                 shall, promptly following a request by the Company, (i) request, or cause the Other ERISA Affiliates to request from the administrator or sponsor of the applicable Plan or Multiemployer Plan, copies of (1) any documents described in Section 101(k)(1) of ERISA that the Company or any ERISA Affiliates may request with respect to any Multiemployer Plan; and (2) any notices described in Section 101(l)(l) of ERISA that the Company or any ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; and (ii) deliver to the Company all such documents and notices obtained in response to such requests described in clause (i), such that the Company may deliver them to the Administrative Agent for its own behalf or on behalf of a Lender; and

(c)                                  shall, and shall cause the Other ERISA Affiliates to, comply in all material respects with the reporting and disclosure requirements under ERISA and the Code as they relate to Plans.

5.4.                            Notification.  Icahn Enterprises:

(a)                                 shall, on or before the close of business on June 30, 2017, deliver to the Company a list of all Plans subject to Title IV of ERISA that Icahn Enterprises and each member of the Controlled Group have or intend to have, established, sponsored, maintained or contributed or in respect of which they have or intend to have any liability or obligation;

(b)                                 shall, and shall cause each member of the Controlled Group and/or of the Other ERISA Affiliates to, promptly, and in any event prior to establishing, maintaining or contributing to, as applicable, any Plan subject to Title IV of ERISA, inform the Company of any intention to establish, sponsor, maintain, contribute or have any liability or obligation with respect to any Plan that is not set forth on the list delivered under Section 5.4(a) hereof;

(c)                                  shall, and shall cause the Other ERISA Affiliates to, (1) provide the Company prompt written notice after obtaining knowledge of the occurrence of an ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company, the Restricted Subsidiaries and the Guarantors in an aggregate amount exceeding $10,000,000; and (2) furnish the Company with a statement of the Financial Officer of the applicable Other ERISA Affiliate setting forth the details as to such ERISA Event and the action, if any, that the Other ERISA Affiliate proposes to take with respect thereto;

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(d)                                 shall, and shall cause the ERISA Affiliates to, (1) provide the Company with written notice as soon as possible after, and in any event within eight days after any Responsible Officer of any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Company or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, and (2) furnish the Company with a statement of the Financial Officer of the applicable ERISA Affiliate setting forth details as to such ERISA Event and the action, if any, that the ERISA Affiliate proposes to take with respect thereto;

(e)                                  shall, and shall cause the ERISA Affiliates to, (1) provide the Company with written notice of the occurrence of one or more ERISA Events, which individually or in the aggregate results in the PBGC, a Multiemployer Plan or any other Plan either (i) asserting a direct claim against the Company and/or any Restricted Subsidiary; or (ii) seeking to impose a direct lien against the Company or any Restricted Subsidiary securing such liability of the Company and/or any Restricted Subsidiary or the liability of an ERISA Affiliate in respect of such ERISA Event(s), in each case for clauses (i) and (ii) in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; and (2) furnish the Company with a statement setting forth details as to such ERISA Event and the corrective action (if any) that the ERISA Affiliate proposes to take with respect thereto;

(f)                                   shall, and shall cause the Other ERISA Affiliates to, (1) provide the Company with prompt written notice of the occurrence of one or more ERISA Events which results in the Company, any Restricted Subsidiary, or any Guarantor, in each case in respect of such ERISA Event: (i) incurring, creating, assuming or permitting to exist any Indebtedness; (ii) creating, incurring, assuming, or permitting to exist any Lien on any Assets; and (iii) making or permitting to exist any Investments in any other Person; and (2) furnish the Company with a statement setting forth details as to such ERISA Event; and

(g)                                  agrees, on its own behalf and on behalf of the Other ERISA Affiliates, that the Company may provide the Administrative Agent with copies of all statements, notices, and other documents provided under this Agreement, together with any supplemental information that is required by the Credit Agreement.

For purposes of Section 5.4(f), ERISA Event shall mean (a) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (b) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (c) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or (d) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any

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notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

6.                                      MISCELLANEOUS

6.1.                            Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party.

6.2.                            Notices. Unless otherwise provided herein, any notice, request, waiver, claim, demand, instruction, consent or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (i) delivered by hand or sent by certified mail, return receipt requested, (ii) sent by a nationally-recognized overnight delivery service with delivery confirmed, or (iii) emailed or faxed, with receipt confirmed, as follows:

If to the Company to:	Tropicana Entertainment Inc.
8345 W. Sunset Road
Las Vegas, Nevada 89113
(702) 589-3900
Attn: William C. Murtha
Email: bmurtha@tropicana.net

With a copy to:	Brown Rudnick LLP
One Financial Center
Boston, MA 02111
(617) 856-8200
Attn: James E. Bedar, Esq.
Email: jbedar@brownrudnick.com

If to Icahn Enterprises to:	Icahn Enterprises Holdings L.P.
767 Fifth Avenue, Suite 4700
New York, New York 10153
(212) 702-4300
Attn: Keith Cozza
Email: kcozza@sfire.com

with a copy to:	Icahn Enterprises Holdings L.P.
767 Fifth Avenue, Suite 4700
New York, New York 10153
(212) 702-4300
Attn: Andrew Langham, Esq.
Email: alangham@sfire.com

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or to such other address or individual as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All such notices, requests and other communications shall be deemed duly given and received by the recipient thereof on the date of delivery if received prior to 5:00 p.m. New York time on a Business Day.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

6.3.                           Amendments and Waivers. This Agreement may not be amended or supplemented, unless set forth in a writing signed by each Party. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

6.4.                            Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.5.                            Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

6.6.                            Choice of Venue. The parties agree that any actions or other proceedings arising out of or relating to this Agreement shall be brought by the Parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such action or proceeding. Each Party waives any objection which such Party may now or hereafter have to the laying of venue of any such action or proceeding, and irrevocably consents and submits to the jurisdiction of such court (and the appropriate appellate courts) in any such action or proceeding. Any and all service of process and any other notice in any such action or proceeding shall be effective against such party when transmitted in accordance with Section 6.2(i). Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable laws.

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6.7.                            Entire Agreement. This Agreement and any documents related hereto constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof.

6.8.                            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, .pdf or similar means of electronic communication), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9.                            Specific Performance. Icahn Enterprises and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each Party hereto expressly waives any requirement that the other Party hereto obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

6.10.                     Definitions. For purposes of this Agreement:

(a)                                 “Affiliate” or “affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  For purposes of this definition, “control” means possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, without limiting the generality of the foregoing, (x) a Person who possesses, directly or indirectly, the power to control the general partner of a limited partnership shall be deemed to control such limited partnership, and (y) a Person who possesses, directly or indirectly, the power to control the manager or managing member of a limited liability company shall be deemed to control such limited liability company.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(c)                                  “Company Share Amount” means the 800,000 shares of Common Stock to be purchased by the Company in the Tender Offer, prior to Icahn Enterprises purchasing any shares of Common Stock in the Tender Offer, all upon the terms and subject to the conditions of the Tender Offer as set forth in the Offer Documents.

(d)                                 “Credit Agreement” means that certain Credit Agreement dated as of November 27, 2013, among the Company and the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC, as Joint Bookrunner and Joint Lead Arranger, and UBS Securities LLC, as Joint Bookrunner and Joint Lead Arranger, as may be amended from time to time.

(e)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

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(f)                                   “Icahn Controlled Affiliate” means Carl C. Icahn and any of his Affiliates in which he beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the equity interests of such Affiliate.

(g)                                  “Losses” means liabilities, losses, costs, damages, deficiencies, claims, actions, judgments, settlements, proceedings, causes of action, obligations, interest, awards, penalties, fines, demands, assessments, fees, costs or expenses of whatever kind (including without limitation, reasonable attorneys’ fees and disbursements).

(h)                                 “Other ERISA Affiliate” means an ERISA Affiliate that is not a member of the Tropicana Group.

(i)                                     “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.

(j)                                    “Special Committee” means, as it may be constituted from time to time, the standing special committee of the board of directors of the Company, comprising only independent directors (none of whom are affiliated with Icahn Enterprises or any of its Affiliates, and each of whom is otherwise eligible to be a member of the Company’s Audit Committee), that has been empowered to freely select its own advisors and to reject any proposed transaction definitively.

[Remainder of page intentionally left blank; signature page follows]

12

IN WITNESS WHEREOF, the parties have executed this TENDER OFFER AGREEMENT as of the date first written above.

TROPICANA ENTERTAINMENT INC.

/s/ THERESA GLEBOCKI
Name:	Theresa Glebocki
Title:	Executive Vice President, Chief Financial Officer
and Treasurer (Principal Financial Officer)

ICAHN ENTERPRISES HOLDINGS L.P.

By:	Icahn Enterprises G.P. Inc., its general partner

/s/ KEITH COZZA
Name:	Keith Cozza
Title:	President; Chief Executive Officer

[Signature Page to Tender Offer Agreement]

Exhibit A

Tax Allocation Agreement

See attached.

TAX ALLOCATION AGREEMENT

Agreement as of          , 2017 (the “Effective Date”) by and among American Entertainment Properties Corp. (“Parent”), a Delaware corporation having offices at 9017 S. Pecos Road, Suite 4350, Henderson, Nevada 89074, Tropicana Entertainment Inc., a Delaware corporation (“Tropicana”) having offices at 8345 W. Sunset Road, Suite 300, Las Vegas, Nevada 89113 and the Tropicana Subsidiaries (as defined below).

WHEREAS, Parent is the common parent of an affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended, or any succeeding law (the “Code”)) of corporations for federal income tax purposes which includes the Tropicana Group (as defined below);

WHEREAS, as of the Effective Date, Parent and its subsidiaries will file consolidated federal income tax returns (“Consolidated Federal Returns”) for all periods in which Parent and Tropicana are members of an affiliated group (as defined in the Code);

WHEREAS, it is contemplated that the Tropicana Group will continue to file separate state (or political subdivision thereof) income or franchise tax returns unless Parent elects to file such returns on a consolidated, combined, or unitary basis with the Tropicana Group (“Consolidated State Returns”);

WHEREAS, Tropicana has minority shareholders; and

WHEREAS, Parent and Tropicana believe it is desirable to provide for the allocation and payment of federal and state (or political subdivision thereof) income tax liabilities and certain related matters.

NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties hereto have agreed as follows:

1.                                      Definitions.

(i)                                     “Tropicana Group” means Tropicana together with the Tropicana Subsidiaries.  “Tropicana Subsidiaries” means all direct and indirect subsidiaries of Tropicana that are eligible to be included in a Consolidated Return (as defined below) with Tropicana.

(ii)                                  “Consolidated Returns” mean all Consolidated Federal Returns and Consolidated State Returns.

(iii)                               “Federal Income Taxes” means any income tax imposed under the Code including, without limitation, the corporate income tax, the minimum tax imposed on corporations, and the personal holding company tax.

(iv)                              “State Income Taxes” means any income or franchise tax imposed under the tax law of any state (or political subdivision thereof) including, without limitation, corporate income taxes and minimum taxes.

(v)                                 “Net Operating Loss” means the amount of any net operating loss as defined in the Code or under the tax law of any state.

(vi)                              “Net Capital Loss” means the amount of any net capital loss as defined in the Code or under the tax law of any state.

(vii)                           “Credit” means the amount of any tax credit allowed under the Code or under the tax law of any state including, without limitation, investment tax credits and foreign tax credits.

(viii)                        The “Regulations” means the federal income tax regulations and the proposed federal income tax regulations issued by the Secretary of the Treasury interpreting the Code.

(ix)                              The “Consolidated Group” means the affiliated group (as defined in the Code) of which Parent (or its successor) is the common parent, for so long as such affiliated group files a Consolidated Return.

(x)                                 “Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor form thereto), on the date of the final acceptance by or on behalf of a party thereto, or by a comparable form under the laws of another jurisdiction; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of another jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

(xi)                              “Tax Benefit” as to any entity (or group of entities) means the Net Operating Losses, Net Capital Losses, and Credits generated by or available to such entity (or group of entities) and any carryforwards thereof and any other attribute that may have the effect of decreasing any tax.

(xii)                           “Excess Tropicana Tax Benefit” means any Tax Benefit of the Tropicana Group (determined as if the Tropicana Group had always filed separate Consolidated Returns with respect to the Tropicana Group) that reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income Taxes for any taxable year ending after the date hereof in excess of the Tax Benefits reimbursed pursuant to Section 4(d).

2.                                      Joinder in Consolidated Returns.

(a)                                 As of the Effective Date, Tropicana hereby agrees and consents (i) to join with the Consolidated Group in the filing of Consolidated Returns with respect to any fiscal year in which Parent elects to file such returns, (ii) to use its best efforts to cause each of the Tropicana Subsidiaries to consent to the filing of Consolidated Returns for such years, (iii) to furnish to Parent all information relating to members of the Tropicana Group as may be necessary or appropriate for the preparation of Consolidated Returns, (iv) to execute and deliver to Parent, and use its best efforts to cause the Tropicana Subsidiaries to execute and deliver to Parent, all consents, directors’ resolutions and other documentation which Parent may reasonably require to evidence Parent’s authority to file Consolidated Returns, and (v) to maintain the same fiscal year as Parent and use its best efforts to cause the Tropicana Subsidiaries to maintain the same fiscal year as Parent for all periods in which Parent and Tropicana are members of an affiliated group (as defined in the Code).

(b)                                 As of the Effective Date, Parent hereby consents to join with the Consolidated Group in the filing of Consolidated Returns; provided, however, that Parent is not precluded from taking any action which would require Parent to discontinue the filing of Consolidated Returns including, without limitation, a sale or other disposition of all or a portion of its equity ownership in Tropicana.

(c)                                  Parent shall prepare and file Consolidated Returns on behalf of the Consolidated Group and may charge Tropicana and the Tropicana Subsidiaries an allocable amount of Parent’s reasonable out-of-pocket expenses related to the preparation of such returns.  Except as otherwise provided herein, for the period commencing on the Effective Date and ending on a Deconsolidation Event, Parent shall make all decisions regarding any elections or other matters relating to the preparation and filing of Consolidated Returns; provided, however, that in making elections and other decisions with respect to members of the Tropicana Group that solely apply to the members of the Tropicana Group,  Parent shall consult with the Tropicana Group in good faith to attempt to (i) minimize the liability of the Tropicana Group members for liability for  Federal Income Taxes and State Income Taxes, including without limitation liability under this Agreement, and (ii) maximize the Tropicana Group’s Tax Benefits.

(d)                                 Tropicana will promptly pay to Parent an appropriate amount for all reasonable out-of-pocket expenses (including legal and accounting expenses) incurred by Parent in connection with any administrative or judicial proceedings with respect to such Consolidated Returns to the extent that such expenses are reasonably allocable to the Tropicana Group; provided however that Tropicana will not be responsible for the payment of any such expenses to the extent they are allocable to Parent’s utilization of Tropicana’s Tax Benefits unless Parent has made a timely payment to Tropicana for the use of such Tax Benefits under Section 4(d) or a timely payment to Tropicana under Section 6.

3.                                      Payment of Tax and Refunds.

Subject to the provisions of this Agreement and compliance with the terms hereof, Parent shall be obligated to and shall make all payments and be entitled to all refunds of Federal Income Taxes and estimated Federal Income Taxes on behalf of any and all members of the Consolidated Group, and shall indemnify and hold the members of the Tropicana Group harmless against all such Federal Income Taxes (including penalties and interest); provided, however, that the Tropicana Group shall be entitled to any refunds of the Tropicana Group for taxable periods ending prior to joining the Consolidated Group.  Further, subject to the provisions of this Agreement and compliance with the terms hereof, whenever Parent elects to file Consolidated State Returns, Parent shall be obligated to and shall make all payments and be entitled to all refunds of such State Income Taxes and estimated State Income Taxes with respect to such Consolidated State Returns (such actual and estimated State Income Taxes are referred to herein as “Consolidated State Income Taxes”) on behalf of all members includible in the Consolidated State Returns, and shall indemnify and hold the members of the Tropicana Group harmless against all such Consolidated State Income Taxes (including penalties and interest); provided, however, that the Tropicana Group shall be entitled to any refunds of the Tropicana Group for taxable periods ending prior to joining the Consolidated Group.  For the avoidance of doubt, if the Tropicana Group shall be entitled to any refunds of the Tropicana Group for taxable periods ending prior to joining the Consolidated Group, as described in this Section 3, and if the Tropicana Group shall instead choose to apply any such refunds to the payment of a tax or an estimated tax for a tax period ending on or after the Effective Date (a “prepayment”), then for all purposes of this Agreement, the Tropicana Group shall be entitled to the full benefit of such prepayment as if the Tropicana Group had actually received such refunds.  Subject to the provisions of Section 5(a) of this Agreement, (and to the extent not indemnified pursuant to the two immediately preceding sentences) for all periods on or after the Effective Date, Parent shall indemnify and hold Tropicana and the other members of the Tropicana Group harmless against all Federal Income Taxes, Consolidated State Income Taxes, and State Income Taxes allocable to, payable by or with respect to any member of the Consolidated Group other than the members of the Tropicana Group, including any interest and penalties with respect thereto and reasonable out-of-pocket expenses (including legal and accounting expenses) incurred by the Tropicana Group in connection with an administrative or judicial proceeding involving a governmental authority relating to any of the foregoing.

4.                                      Payments between Tropicana and Parent.

(a)                                 Tropicana shall pay to Parent, for the Consolidated Group’s taxable year (or portion thereof) commencing on or after the Effective Date and subsequent taxable years or periods during which Tropicana is included in a Consolidated Return with the Consolidated Group, an amount equal to the amount of Federal Income Taxes and Consolidated State Income Taxes that the Tropicana Group would have been required to pay to the Internal Revenue Service and the taxing authorities of any state (or political subdivision thereof) (“Taxing Authorities”) if it were not part of the Consolidated Group and if the Tropicana Group had filed separate Consolidated Returns for federal state and/or local tax purposes, as the case may be, with respect to the Tropicana Group (the “Tropicana Group Taxes”).  The above calculation shall be computed in accordance with Section 9(b), including the limitations set forth in such Section 9(b), and shall give effect to any Tax Benefits which would have been available to the Tropicana Group if it had never been included in a Consolidated Return with the Consolidated Group.  For 2017, the taxable year of the Tropicana Group shall be the period commencing on the Effective Date and ending on December 31, 2017.

(b)                                 Tropicana shall pay to Parent any amount (including amounts in respect of estimated tax) that would be due on the basis of the foregoing calculations within three business days after Parent notifies Tropicana of the calculated amount, but in no event earlier than the times such payments are, or would be required, to be made to the applicable Taxing Authorities.  The excess of any amounts paid to Parent, with respect to estimated tax payments under this Section 4(b) for a taxable year, over the liability of the Tropicana Group to Parent under this Section 4(b) for such year, shall be refunded by Parent to Tropicana within three (3) business days after Tropicana notifies Parent that it has made such an excess payment.  At Tropicana’s election, such refund may be applied as a credit against any future estimated tax of the Tropicana Group.

(c)                                  Tropicana shall indemnify and hold Parent harmless against any liability for any interest and penalties with respect thereto imposed upon Parent by reason of any false or fraudulent information supplied by any member of the Tropicana Group to Parent in connection with the determination of the federal, state, or local income tax liability payable by any member of the Consolidated Group.  Parent shall indemnify and hold Tropicana harmless against any liability for any interest and penalties imposed upon Parent or any member of the Consolidated Group, to the extent such liabilities relate to the Tropicana Group by reason of any false or fraudulent information supplied, computed, or reported by Parent or a member of the Consolidated Group (other than a member of the Tropicana Group) in connection with the determination of the federal, state, or local income tax liability payable by any member of the Consolidated Group.

(d)                                 If, for any taxable year ending after the date hereof during which Tropicana is included in a Consolidated Return with the Consolidated Group, a Tax Benefit of the Tropicana Group that it would have had had it filed a separate Consolidated Return for federal, state and/or local taxes, as the case may be, reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income Taxes (with such reduction in liability being measured as the excess, if any, of (x) the liability for Federal Income Taxes or Consolidated State Income Taxes, as the case may be, computed as though the Tropicana Group had never been included in a Consolidated Return with the Consolidated Group, over (y) the actual liability for Federal Income Taxes or Consolidated State Income Taxes, as the case may be), then Parent shall pay to Tropicana an amount equal to twenty percent (20%) of such excess within five (5) days after the filing of such Consolidated Return.  For purposes of this Section 4(d), the liability for Consolidated Group Federal Income Taxes or Consolidated State Income Taxes shall be made employing the methods and principles set forth in Section 9(b).  For purposes of calculating any Tax Benefits of the Tropicana Group pursuant to Section 4(a) of this Agreement, twenty percent (20%) of any Tax Benefits taken into account in the calculation of a payment made by Parent pursuant to this Section 4(d) shall be deemed to have been used by the Tropicana Group.

5.                                      Further Provisions.

(a)                                 In the event of a Final Determination that affects any taxable period to which this Agreement applies, all calculations and payments due hereunder shall be adjusted taking into account such Final Determination, and any increase or decrease in amounts payable hereunder shall be paid by Parent to Tropicana, or paid by Tropicana to Parent, as the case may be, within thirty (30) days of such Final Determination.  Further,

Tropicana shall pay to Parent or Parent shall pay to Tropicana, as the case may be, any interest, penalties and additions to tax imposed in connection with a Final Determination to the extent that such amounts are properly allocable hereunder to the members of the Consolidated Group or the Tropicana Group. Similarly, Parent shall pay to Tropicana or Tropicana shall pay to Parent, as the case may be, any interest received from a governmental authority in connection with a Final Determination to the extent that such amounts are properly allocable hereunder to the members of the Consolidated Group or the Tropicana Group.

(b)                                 Payments under this Section 5 shall be made promptly after the amounts thereof are determined.  For purposes of this Agreement, any Tax Benefits shall be carried forward.

(c)                                  Except as specifically provided in this Agreement, neither Parent nor Tropicana shall be obligated to make any payments to the other with respect to Federal Income Taxes or State Income Taxes for any taxable year or period (including any taxable year or period occurring after Tropicana is no longer included in a Consolidated Return with the Consolidated Group).

6.                                      Adjustments After Deconsolidation.

(a)                                 If there is a change in the ownership of the stock of Tropicana and Tropicana ceases to join in the filing of Consolidated Federal Returns and where applicable, Consolidated State Returns with Parent (a “Deconsolidation Event”), and any member of the Tropicana Group would have been entitled, if Tropicana had never joined in the filing of such Consolidated Returns, to carry forward to a taxable year which is not a taxable year for which Tropicana joined in the filing of such Consolidated Returns (“Post—Consolidation Year”), an Excess Tropicana Tax Benefit (“Non—Available Tropicana Carryforward Items”), then no later than April 15 following each Post—Consolidation Year, Parent shall pay to Tropicana an amount equal to the excess of (i) the Tropicana Group’s actual Federal

Income Taxes and, where applicable, actual State Income Taxes for such Post—Consolidation Year over (ii) such Federal Income Taxes and, where applicable, State Income Taxes for such Post—Consolidation Year computed as if such Non—Available Tropicana Carryforward Items were available to the Tropicana Group. The calculation in Section 6(a)(ii) above shall be subject to any audit adjustments and any limitations on the utilization of the Non—Available Tropicana Carryforward Items imposed by law (including, without limitation, any such limitation imposed or which would have been imposed as a result of the Deconsolidation Event). It is intended that payments under this Section 6(a) shall be characterized for tax purposes as contributions to capital by Parent to Tropicana, to the extent permissible under law, and the parties shall not take any position inconsistent with such characterization.

(b)                                 Parent shall not be required to make payments to Tropicana under Section 6(a) of this Agreement to the extent that such payments would cause cumulative payments made by Parent to Tropicana under Section 6(a) of this Agreement to exceed the cumulative reductions in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, of the Consolidated Group which resulted from the Consolidated Group’s use of Excess Tropicana Tax Benefits. Such cumulative reductions shall be determined (i) by deeming the reduction in State Income Taxes (if any) to be reduced by any corresponding increase in Federal Income Taxes; (ii) without any adjustment for an increase or reduction in Federal Income Taxes (and, where applicable, Consolidated State Income Taxes) resulting from the Deconsolidation Event; and (iii) by apportioning the reduction in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, resulting from the use of Tax Benefits of members of the Tropicana Group and non—members in accordance with the principles of the federal income tax consolidated return regulations (and similar provisions of applicable state tax law) that determine the Tax Benefits that would be attributed to a member in the event such member ceases to be a member of the consolidated group.

(c)                                  Following a Deconsolidation Event, Parent and Tropicana shall cooperate to determine as soon as reasonably practicable the Tax Benefits to be allocated or apportioned in a manner reasonable and equitable to the Tropicana Group to the extent permitted under applicable law, which determination shall be provided in writing to Tropicana. For the avoidance of doubt, the provisions of Section 9(c) shall apply to such determination under this Section 6(c).

7.                                      Late Filing.

Notwithstanding any other provisions of this agreement, Parent shall indemnify and hold harmless the Tropicana Group against any interest or penalties incurred by reason of late filing of any Consolidated Return for the Consolidated Group, or by reason of late payment of any tax or estimated tax for the Consolidated Group, unless such late filing or late payment is due to the fault of Tropicana or any other member of the Tropicana Group.

8.                                      State Taxes.

Tropicana and each of the Tropicana Subsidiaries shall continue to prepare and file all applicable state tax returns, at their own expense, and to pay, or cause its subsidiaries to so prepare, file and pay, all amounts shown to be due thereunder unless Parent elects to have Tropicana and/or members of the Tropicana Group file state and/or local tax returns on a consolidated or combined basis with Parent.

9.                                      Accounting.

(a)                                 For the purpose of the computation of assumed tax liabilities herein, all payments made (i) by Parent to Tropicana and (ii) by Tropicana to Parent, pursuant to the provisions thereof shall not be considered income to the recipient of the payment or an expense of the payor, but rather shall be considered the payment of a tax.  Any difference between a Consolidated Group member’s tax liability under this Agreement and such member’s liability under Treasury Regulation Sections 1.1502-33 and 1.1552-1 shall be treated as a distribution with respect to its equity or as a contribution to its capital, as the case may be.

(b)                                 For purposes of determining amounts under this Agreement that require the calculation of the Tropicana Group’s tax liability had it filed a separate Consolidated Return for federal, state and/or local taxes, as the case may be, (i) the income, gains, expenses, deductions, losses, credits and other items in any taxable period of any member of the Consolidated Group that is not a member of the Tropicana Group shall be disregarded; (ii) the income, gains, expenses, deductions, losses, credits, and other items in any taxable period of all members of the Tropicana Group shall be taken into account, subject to all applicable limitation on the utilization of any Tax Benefit of the Tropicana Group (for example, under Code Section 382); (iii) subject to the ultimate sentence of Section 2(c), all computations shall be made in conformity with the positions, elections and accounting methods used by Parent in preparing the Consolidated Returns; and (iv) subject to (iii), all computations and other determinations shall be made in accordance with the state and local tax laws and regulations applying to consolidated, combined or unitary groups (including, in the case of any company that becomes or ceases to be a member of the Tropicana Group, the laws and regulations applicable to a company that becomes or ceases to be a member of a consolidated, combined or unitary group), as well as all other relevant state and local tax laws and regulations.

(c)                                  The calculation of the amounts hereunder shall be determined by Parent in consultation with Tropicana.  In the event that Parent and Tropicana disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, the parties shall refer the matter to a mutually acceptable nationally recognized accounting firm to resolve the dispute (the “Accounting Firm”).  The Accounting Firm shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Following the decision of the Accounting Firm, Parent and Tropicana shall each take or cause to be taken any action necessary to implement the decision of the Accounting Firm. The fees and expenses relating to the Accounting Firm shall be borne equally by Parent and Tropicana, except that to the extent the Accounting Firm determines that any position advanced by either party is frivolous, has not been asserted in good faith or is not supported by substantial authority, one hundred percent (100%) of the fees and expenses of the Accounting Firm shall be borne by such party that advanced such position.

10.                               Certain Transactions.

(a)                                 Notwithstanding anything in this Agreement to the contrary, in the event of the occurrence of any transaction the result of which is that there are no longer any holders (other than Parent and its Affiliates or any other single person or “group” as such term is used in Rule 13D of the Securities Exchange Act of 1934) of equity securities of Tropicana, all of Parent’s obligations under this Agreement shall terminate immediately prior to the transaction and for purposes of Section 4(a) of this Agreement, the computation of Tropicana Group Taxes shall not give effect to any Net Operating Loss, Net Capital Loss or Credits carryforwards referred to in the second sentence thereof.  For purposes of determining holders of equity securities pursuant to this Section 10(a), neither (x) warrantholders who have no right to receive equity securities of Tropicana on exercise thereof nor (y) the holders of equity securities of the acquiring company, shall be consider holders of equity securities.

(b)                                 Notwithstanding any other provision of this Agreement, Tropicana shall, after giving notice to Parent, have the right to pay any taxes related to the Tropicana Group directly to any Tax Authority in the event that Tropicana receives notice from a governmental authority or otherwise becomes aware of facts indicating that taxes related to the Tropicana Group are or are about to become delinquent, and that as a result thereof, Tropicana’s gaming license may be at risk of being suspended, terminated, or otherwise adversely impacted.   Any payments made pursuant to this Section 10(b) by Tropicana shall be credited to the benefit of Tropicana for purposes of calculating all amounts due to Tropicana or to Parent, as the case may be, under this Agreement.

11.                               Tax Assistance and Cooperation.

(a)                               Cooperation. Parent and Tropicana will each cooperate fully (and each will cause its respective subsidiaries to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of tax returns, claims for refund and audits concerning issues or other matters covered by this Agreement. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Such cooperation will include, without limitation:

(i)                                     the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of tax returns, books, records (including information regarding ownership and income tax basis of property), documentation and other information relating to the tax returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by tax authorities;

(ii)                                the execution of any document that may be necessary or reasonably helpful in connection with any audit, or the filing of a tax return or refund claim by a member of the Consolidated Group or the Tropicana Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)                             the use of the party’s best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party will make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

12.                               Parties.

Any corporation (or other entity that is classified as a corporation for federal income tax purposes) which is an Tropicana Subsidiary on the date hereof or which becomes an Tropicana Subsidiary at any time subsequent to such date shall automatically be subject to the terms and conditions of this Agreement.  If any entity other than Parent shall become the common parent of the affiliated group of corporations for federal income tax purposes which includes members of the Tropicana Group, Parent shall cause such entity to enter into an agreement substantially identical to this Agreement with Tropicana.

13.                               Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly and properly given or sent (a) on the date when such notice, request, consent or other communication is personally delivered with receipt acknowledged, or (b) if mailed, three days after the date on which the same is deposited in a post office box and sent by certified or registered mail, return receipt requested, postage prepared and addressed to the party for whom intended at its address set forth below or to such other address or addresses as any of the parties hereto shall theretofore designated by notice hereunder.

If to Parent, at:

American Entertainment Properties Corp.
                                                9017 S. Pecos Road — Suite 4350

Henderson, Nevada  89074

If to Tropicana or the Tropicana Subsidiaries, at:

Tropicana Entertainment Inc.

8345 W. Sunset Road — Suite 300

Las Vegas, Nevada 89113

14.                               Entire Agreement.

This agreement (a) contains the entire understanding of the parties hereto with respect to the subject matter hereof, (b) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.                               Amendments.

This Agreement may not be modified, changed or amended except by a writing signed by all parties hereto.

16.                               Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further actions as may be required by law or deemed necessary or useful in furtherance of the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

17.                               Captions.

Captions are inserted for convenience only and shall not be given any legal effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

American Entertainment Properties Corp.

By:
Name:	Craig Pettit
Title:	Vice President - Tax

Tropicana Entertainment Inc.
(on behalf of itself and the Tropicana Subsidiaries)

By:
Name:	Theresa Glebocki
Title:	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

Exhibit B

ERISA Matters - material unfunded liabilities

ACF Industries LLC and Federal-Mogul Corporation are the sponsors of several pension plans. All the minimum funding requirements for these plans have been met as of March 31, 2017 and December 31, 2016. If the plans were voluntarily terminated, they would be underfunded by approximately $574 million and $613 million as of March 31, 2017 and December 31, 2016, respectively. These results are based on the most recent information provided by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability.